EXHIBIT 99.1

Press Release

Jupitermedia’s JupiterImages Division Announces Agreement to Acquire PictureArts and Its Related Stock Photography Brands

(New York, NY- July 1, 2005) — Jupitermedia Corporation (Nasdaq: JUPM) today announced that it has signed a definitive agreement to acquire PictureArts Corporation (www.picturearts.com) for approximately $63.2 million in cash, subject to certain post-closing adjustments. The acquisition includes PictureArts’ quality brands: Brand X Pictures, FoodPix, Botanica and Nonstock, as well as its image distribution business. Jupitermedia intends to finance the purchase price with cash on hand and borrowings under a senior credit facility with JPMorgan Chase Bank, N.A. to be obtained in connection with the transaction. The transaction is expected to close during the third quarter of 2005 and is subject to customary closing conditions, including regulatory approvals.

PictureArts Corporation, a distinctive source for unique images, creates, licenses and distributes outstanding images through specialized collections. Founded in 1984 by husband and wife team Jeffrey Burke and Lorraine Triolo, PictureArts offers a variety of resources to advertisers, designers, publishers and other communications professionals and provides appropriate image solutions for their visual communication needs. PictureArts distributes its own Brand X Pictures brand (http://www.brandxpictures.com), an outstanding collection of high-end, royalty-free stock photography. PictureArts’ FoodPix brand (http://www.foodpix.com), a leading specialty library of rights-managed food and beverage images, features images from many internationally renowned photographers. PictureArts also includes the Botanica collection (http://www.botanica.com), a rights-managed photography collection that focuses on a wide array of refreshing botanical images mixed with current lifestyle concepts and trends. PictureArts’ Nonstock brand (http://www.nonstock.com) is an innovative, rights-managed photography collection with one focus: avoiding the ordinary. PictureArts has over 75 employees and is headquartered in South Pasadena, California. PictureArts also has a sales and creative office in New York City and serves its international base of customers through multiple distribution channels worldwide.

“PictureArts represents JupiterImages’ most significant move to date toward being able to offer the highest quality rights-managed and royalty-free commercial images. Combining JupiterImages’ already significant wholly owned digital photo collection and distribution network with PictureArts’ image assets unquestionably makes JupiterImages the equal to any competitor in the business of commercial image licensing worldwide. PictureArts’ specialty collections in the food and nature categories, as well as its other noted rights managed offerings, further enhance JupiterImages’ standing, particularly with high end photo buyers,” stated Alan M. Meckler, Chairman and CEO of Jupitermedia Corporation. “Founders Jeff Burke and Lorraine Triolo and their key lieutenants have built one of the most significant image companies in the world today and we are pleased that this talented and motivated team will join JupiterImages. Furthermore, JupiterImages intends to keep all existing distribution and contributor agreements in place. We anticipate significant marketing and business synergies between PictureArts and our JupiterImages division. We expect that this acquisition will be accretive to our earnings,” added Meckler.

“Joining forces with the JupiterImages team is an extraordinary opportunity for PictureArts,” stated Jeffrey Burke, CEO of PictureArts. “Our companies have similar objectives and complementary business models. This combination makes us both much stronger in the stock image business and will enable us to increase the range of imagery and level of service that we provide to our customers. Lorraine and I, and our very talented staff, are excited to be joining the JupiterImages team. Further, we believe this transaction represents an excellent opportunity for our nearly 1,000 contributing photographers,” added Burke. Following closing, in addition to his PictureArts responsibilities, Burke has accepted the position of Senior Vice President, Product Strategy for JupiterImages. Lorraine Triolo will remain active in her current role as PictureArts’ Creative Director.

About Jupitermedia Corporation

Jupitermedia Corporation (Nasdaq: JUPM) (www.jupitermedia.com), headquartered in Darien, CT, is a leading global provider of original information, images, research and events for information technology, business and creative professionals. Jupitermedia includes JupiterImages, one of the leading images companies in the world with over 7.0 million images online serving creative professionals with brands like Comstock Images, Creatas Images, PictureQuest, Liquid Library, Thinkstock Images, Thinkstock Footage, Goodshoot Images, Photos.com, HemeraImages.com, Ablestock.com, PhotoObjects.net, Clipart.com and Animations.com; and JupiterWeb, the online media division of Jupitermedia which operates five distinct online networks: internet.com and EarthWeb.com for IT and business professionals; DevX.com for developers; ClickZ.com for interactive marketers; and Graphics.com, for creative professionals. JupiterWeb properties include more than 170 Web sites and over 170 e-mail newsletters that are viewed by over 20 million users and generate over 300 million page views monthly. Jupitermedia also includes: JupiterResearch, a leading international research advisory organization specializing in business and technology market research in 18 business areas and 14 vertical markets; and JupiterEvents, which produces offline conferences and trade shows focused on IT and business-specific topics, including Search Engine Strategies and IT Service Management Forum.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release which are not historical facts are “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The potential risks and uncertainties address a variety of subjects including, for example, the competitive environment in which Jupitermedia competes; the unpredictability of Jupitermedia’s future revenues, expenses, cash flows and stock price; Jupitermedia’s ability to integrate acquired businesses, products and personnel into its existing businesses; Jupitermedia’s dependence on a limited number of advertisers; and Jupitermedia’s ability to protect its intellectual property. For a more detailed discussion of such risks and uncertainties, refer to Jupitermedia’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. The forward-looking statements included herein are made as of the date of this press release, and Jupitermedia assumes no obligation to update the forward-looking statements after the date hereof.

CONTACT:

Lisa DiGiacomo

Marketing and Public Relations Associate

212-547-7938

ldigiacomo@jupitermedia.com

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